Exhibit 10.5

CONVERTIBLE PROMISSORY NOTE EXCHANGE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE EXCHANGE AGREEMENT, dated as of May 1, 2014, by and between METROSPACES, INC., a Delaware corporation (“MSPC”), and RICHARD S. ASTROM (the “Holder”),

WITNESSETH:

WHEREAS, MSPC, under its former corporate name, “Strata Capital Corporation,” made a Promissory Note, dated August 13, 2013, in favor of the Holder in the principal amount of $260,000, the maturity date of which was August 13, 2013; and

WHEREAS, by a letter agreement dated August 12, 2013, MSPC and the Holder modified said Promissory Note to extend its maturity date to April 14, 2014 (the aforesaid Promissory Note, as so modified, being referred to herein as the “Original Note”), the entire principal amount of which Existing Note remain was then outstanding and none of the interest accrued thereon had been paid; and

WHEREAS, pursuant to a Promissory Note Exchange Agreement, dated February 19, 2014, by and between MSPC and the Holder, MSPC issued to the Holder a new promissory note, dated February 19, 2014, in the principal amount of $260,000 (the “Existing Note”), solely in exchange for the Original Note; and

WHEREAS, the unpaid principal of the Existing Note and the interest accrued thereon is now US$66,944.04; and

WHEREAS, the Original Note was and the Existing Note is secured by a Pledge Agreement, dated as of August 13, 2013, between MSPC, under its former corporate name, “Strata Capital Corporation,” and Holder (the “Pledge Agreement”); and

WHEREAS, the parties believe that the amount for which the shares of Common Stock (as that term is hereinafter defined) into which the unpaid principal amount if the Existing Note is presently convertible may be sold is unlikely to equal said unpaid principal amount in light of the dilutive effect of the issuance of shares of Common Stock upon such conversion and the downward movement of the market price of the Common Stock that may occur when such shares are sold; and

WHEREAS, MSPC desires to induce Holder to convert the entire principal amount of the Existing Note and the interest accrued thereon into shares of Common Stock as quickly as practicable; and

WHEREAS, MSPC has proposed to the Holder that MSPC issue a convertible promissory note (as it may be replaced from time to time upon partial conversion of the principal amount thereof pursuant to Section 5(a) of this Agreement, the “New Convertible Note”) to the Holder, the principal amount of which New Convertible Note will be convertible into shares of Common Stock as hereinafter set forth, solely in exchange for, and in a principal amount equal the unpaid principal amount of and the interest accrued on, the Existing Note,

WHEREAS, the Holder is willing to make such exchange,

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1.       Exchange of Existing Note. The Holder will surrender the Existing Note to MSPC and MSPC shall simultaneously deliver to the Holder, solely in exchange therefor, the New Convertible Note, which shall be in the form annexed hereto as Exhibit A. By virtue of such surrender and delivery, the Existing Note shall be satisfied and Holder shall be deemed to have release any claims and waived any and all rights and remedies that he have or may have with respect to the Existing Note.

2.       Representations and Warranties of the Holder. The Holder represents and warrants to MSPC that his representations and warranties set forth in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete on and as of the date on which MSPC delivers the New Convertible Note to him:

(a)    Right to Dispose. He is the sole beneficial owner of the Existing Note and has the exclusive right to dispose of it, free and clear of any and all claims.

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(b)   Binding Nature of Transaction. This Agreement constitutes his valid and legally binding obligation, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting the enforcement of, creditors’ rights and remedies generally or by equitable principles of general application.

(c)    No Conflicts. His execution and delivery of this Agreement and the performance of his obligations hereunder will not violate any provision of any indenture, agreement, judgment, order or other instrument by which he or his property is bound or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default thereunder.

(d)   Understandings. He understands that the shares of Common Stock to be issued upon conversion under the New Convertible Note (the “Shares”) will be “restricted securities” as defined in Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933 (the “Securities Act”) and must be held indefinitely unless they are registered under the Securities Act or an exemption from registration is available. He further acknowledges that he is familiar with Rule 144 and that he has been advised that Rule 144 permits resales only under certain circumstances. He understands that, to the extent that Rule 144 is not available, he will be unable to sell any of the Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement. He further understands that MSPC is an issuer that formerly was an issuer described in Section (i)(1)(i) of Rule 144 and, as a result, Rule 144 will not be available for the resale of its securities unless, at the time of such resale, it is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that it was required to file such reports and materials), other than Current Reports on Form 8-K. As used herein, the term “Common Stock” shall mean the shares of MSPC’s common stock that it is at the time authorized to issue, unless the context in which such term is used requires otherwise.

(e)    Status of Holder. Holder is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act or has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock.

(f)    Opportunity for Additional Information. Holder acknowledges that he has had access to the books and records of MSPC and has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of MSPC concerning its business and its financial and other affairs.

3.       Representations and Warranties of MSPC.

MSPC represents and warrants to the Holder that its representations and warranties set forth in this Section 3 are true, correct and complete as of the date of this Agreement and, except for its representations and warranties expressly made as of the date of this Agreement, will be true, correct and complete on and as of each date on which the Holder converts any of the principal of and interest on the New Convertible Note into shares of Common Stock:

(a)        Organization, Good Standing and Power. MSPC is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. MSPC does not have any Subsidiaries or own securities or interests of any kind in any other entity, except as disclosed in the Registration of MSPC on Form S-1, filed on February 11, 2013, with the United States Securities and Exchange Commission (the “SEC”), as amended, and the reports, schedules, forms, statements and other documents required to be filed by MSPC with the SEC pursuant to the reporting requirements of the Exchange (all of such reports, schedules, forms, statements and other documents, together with the aforesaid Registration Statement, including, without limitation, filings and instruments incorporated by reference therein, being referred to herein as the “SEC Documents”). Each of MSPC and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any adverse effect on the business, operations, properties, prospects or financial condition of MSPC and its Subsidiaries and which is material to such entity or other entities controlling or controlled by such entity or which is likely to materially hinder the performance by MSPC of its obligations hereunder and under this Agreement. As used herein the term “Subsidiary” means any corporation or other juridical entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors, managers or other persons performing similar functions are at the time owned directly or indirectly by MSPC.

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(b)        Authorization; Enforcement. MSPC has all requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares upon conversion under the New Convertible Note. The execution, delivery and performance of this Agreement and the New Convertible Note by MSPC and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action. This Agreement has been, and upon its delivery, the New Convertible Note will be, duly executed and delivered by MSPC. This Agreement constitutes and the New Convertible Note when executed and delivered will constitute a valid and binding obligation of MSPC enforceable against MSPC in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)        Capitalization. As of the date of this Agreement, the authorized capital stock of MSPC and the shares thereof currently issued and outstanding are as set forth in the SEC Documents (as that term is hereinafter defined). No securities of MSPC are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of MSPC. Except for (i) this Agreement and (ii) as set forth in Section 2(f), there are no existing of proposed contracts, commitments, understandings, or arrangements with any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (a “Person”) by which MSPC is or may become bound to issue additional shares of the capital stock of MSPC or options, securities or rights (whether issued by MSPC or any Subsidiary) convertible into shares of capital stock of MSPC. Except as set forth in the SEC Documents, MSPC is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any Person with respect to any of its equity or debt securities. MSPC is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of MSPC. All of the outstanding shares of MSPC’s capital stock are duly and validly authorized, fully paid and nonassessable.

(d) Certificate of Incorporation; Bylaws. The certificate of incorporation and by-laws, each as amended to the date of this Agreement, are as set forth in the SEC Documents.

(e) Issuance of Shares. The Shares have been duly authorized by all requisite corporate action and, when issued and delivered in accordance with the terms of this Agreement and the New Convertible Note, will be validly issued and outstanding, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of refusal of any kind and the Holder will be entitled to all rights accorded to a holder of Common Stock.

(f)        No Conflicts. The execution, delivery and performance of this Agreement and the New Convertible Note by MSPC and the consummation by MSPC of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of MSPC’s certificate of incorporation or bylaws as then in effect, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which MSPC or any of its Subsidiaries is a party or by which MSPC or any of its Subsidiaries’ respective properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of MSPC or any of its Subsidiaries under any agreement or any commitment to which MSPC or any of its Subsidiaries is a party or by which MSPC or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to MSPC or any of its Subsidiaries or by which any property or asset of MSPC or any of its Subsidiaries is bound or affected, except, in all cases other than violations pursuant to clauses (i) or (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of MSPC and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. Neither MSPC nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the New Convertible Note or issue the Shares.

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(g)       Reporting Requirements; SEC Documents; Financial Statements. MSPC was continuously subject to the reporting requirements of Section 15(d) of the Exchange Act from May 15, 2013, to November 25, 2013, and on the latter date became subject to the reporting requirements of Section 13 of the Exchange Act. Since it first became subject to any of the reporting requirements of the Exchange Act, MSPC has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. As of their respective dates, the SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MSPC included in the SEC Documents complied in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of their filing. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of MSPC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)       No Material Adverse Change. Since December 31, 2013, MSPC has not experienced or suffered any Material Adverse Effect.

(i)       No Undisclosed Liabilities. Neither MSPC nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth on the balance sheets included in the SEC Reports or incurred in the ordinary course of MSPC’s or its Subsidiaries respective businesses since December 31, 2013, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on MSPC or its Subsidiaries.

(j)       No Undisclosed Events or Circumstances. Since December 31, 2013, no event or circumstance has occurred or exists with respect to MSPC or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by MSPC but which has not been so publicly announced or disclosed.

(k)       No Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of MSPC, threatened against MSPC or any Subsidiary which questions the validity of this Agreement or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of MSPC, threatened against or involving MSPC, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against MSPC or any Subsidiary or any officers or directors of MSPC or any Subsidiary in their capacities as such, which individually, or in the aggregate, would have a Material Adverse Effect.

(l)       Governmental Approvals. No authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution, delivery and performance of this Agreement and the New Convertible Note and the issuance of the Shares.

(m)       Absence of Certain Developments. Since December 31, 2013, except as disclosed in or contemplated by this Agreement or in the SEC Documents, or as known or disclosed to Holder, neither MSPC nor any Subsidiary has:

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(i)	issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;
(ii)	borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business;
(iii)	discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;
(iv)	declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;
(v)	sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;
(vi)	sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any Person except in the ordinary course of business;
(vii)	suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;
(viii)	made any changes in employee compensation;
(ix)	entered into any material transaction other than in the ordinary course of business;
(x)	made charitable contributions or pledges;
(xi)	suffered any material damage, destruction or casualty loss, whether or not covered by insurance;
(xii)	experienced any material problems with labor or management in connection with the terms and conditions of their employment;
(xiii)	entered into or proposed to enter into an agreement, written or otherwise, to take any of the foregoing actions; or
(xiv)	effected two or more events of the foregoing kind which in the aggregate would cause a Material Adverse Effect.

(n)       Form 10 Information; Non-Shell Status. On February 11, 2013, MSPC filed a registration statement on Form S-1 with the SEC, containing “Form 10 Information,” as that term is defined in Section (i)(3) of Rule 144, and stated therein that it had ceased to be an issuer described in section (i)(1)(i) of Rule 144. MSPC is not, and at no time since February 11, 2013 has it been, such an issuer.

(o)       Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. The disclosures contained in the SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in the SEC Reports not misleading.

4.       Covenants.

(a)       Covenants of MSPC. MSPC covenants with the Holder as follows:

(i)       Filing of Reports under the Exchange Act; No Termination of Exchange Act Registration. As long as the New Convertible Note is outstanding and as long as the Holder or any entity controlled by him holds any of the shares of Common Stock issued upon conversion under the New Convertible Note, MSPC (i) will timely file all reports and other materials required to be filed by Section 13 of the Exchange Act, other than Current Reports on Form 8-K, and (ii) will at all times maintain the registration of its Common Stock under Section 12(b) or (g) of the Exchange Act.

(ii)       Notice of Breach. MSPC shall give immediate notice only by personal delivery or e-mail to the Holder upon becoming aware of MSPC’s failure to comply with its covenant set forth in subsection (a) of this Section 4.

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(iii)       Other Agreements. MSPC shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of MSPC or any Subsidiary to perform its obligations under this Agreement or to issue shares of Common Stock upon conversion under the New Convertible Note.

(iv)       Reservation of Shares. MSPC will immediately establish a reserve of 2,100,000,000 shares of its Common Stock for the issuance of shares of Common Stock upon conversion of the New Convertible Note. In the event that the Corporation shall amend its certificate of incorporation to provide for the Reverse Split, the number of shares in such reserve after the Reverse Split may be reduced in the same ratio as the number of shares of outstanding Common Stock were thereby reduced, provided that the number of shares in such reserve after the consummation of such reverse split shall not be less than 1,000,000,000.

(vii)       No Registration Statement. MSPC will not file any registration statement under the Securities Act until one year after the date on which the Holder shall first have converted any portion of the New Convertible Note into shares of Common Stock or December 31, 2014, whichever shall first occur, provided that MSPC may comply with its obligations under any agreement under which it is obligated to maintain the effectiveness of any registration statement that was filed and declared effective prior to the date of this Agreement.

(b)       Covenants of the Holder.

(i)       The Holder will comply with all applicable federal and state securities laws in connection with the offer and of the Shares.

(ii)       The Holder shall convert the principal amount of the New Convertible Note into shares of Common Stock as quickly as practicable, provided that he shall not be required to comply with this covenant to the extent that such compliance would cause him to be the beneficial holder of more than 9.9% of the shares of Common Stock at the time outstanding.

5.       Conversion.

(a)       Conversion. After the delivery of the New Convertible Note, Holder shall have the right, at his option, to convert, subject to the terms and provisions of this Section 5, all or any portion of the principal amount of the New Convertible Note and the interest accrued thereon into such number of fully paid and nonassessable shares of Common Stock as shall be equal to the portion of such unpaid principal that the Holder desires to convert divided by the Conversion Price then in effect, by delivery of the New Convertible Note to MSPC at its address for Notice; provided, however, that MSPC shall not issue any fractional shares in connection with any conversion pursuant to this Section 5, but shall round up any fractional share to the next highest share. In the event that the Holder shall exercise his option so to convert with respect to less than the entire aggregate principal amount of the New Convertible Note then outstanding, MSPC shall issue to the Holder a replacement for the New Convertible Note that was delivered to MSPC, duly executed by MSPC, in form identical to the New Convertible Note so delivered, for the principal amount of the New Convertible Note that has not been so converted, dated as of the Conversion Date (as that term is hereinafter defined).

(b)       Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends. As promptly as practicable after the surrender (as herein provided) of the New Convertible Note for conversion, MSPC shall deliver or cause to be delivered to or upon the written order of the Holder, certificates representing the number of fully paid and nonassessable Shares into which the New Convertible Note shall have been converted. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of business on the date on which the New Convertible Note shall have been surrendered for conversion as provided in Subsection (a) of this Section 5 (the “Conversion Date”), so that the rights of the Holder under the New Convertible Note as such (to the extent that the New Convertible Note is converted) shall cease at such time and the person or persons entitled to receive the Shares upon conversion of the New Convertible Note shall be treated for all purposes as having become the record holder or holders of such Shares at such time; provided, however, that no such surrender on any date when the stock transfer books of MSPC shall be closed shall be effective to constitute the person or persons entitled to receive Shares upon such conversion as the record holder or holders of such Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or MSPC is required to convert the New Convertible Note. MSPC will, at the time of any partial conversion of the New Convertible Note, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which he shall continue to be entitled under the New Convertible Note as in effect after such conversion, provided that, the failure of the Holder to make any such request shall not affect the continuing obligation of MSPC to the Holder in respect of such rights.

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If the day for the exercise of the conversion right shall not be a business day at the palace where Notice of conversion is to be given, then such conversion right will be deemed to be exercised on the next succeeding day which is a Business Day.

No adjustment in respect of interest or cash dividends shall be made upon conversion of the New Convertible Note. MSPC shall pay all unpaid interest on the New Convertible Note so converted which has accrued to (but not including) the date upon which such conversion is deemed to have been effected in accordance with this Subsection (b).

(c)       Conversion Price. The Conversion Price for the conversion into shares of Common Stock of the principal amount of and interest accrued on the New Convertible Note shall be the par value of the Common Stock.

(d)       Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows, provided that the Conversion Price shall never be less than the par value of the Common Stock:

(i)              In case MSPC shall, after the date of the New Convertible Note, (A) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of MSPC, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of the New Convertible Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of its Common Stock or capital stock of any other class which it would have owned immediately following such action had the New Convertible Note been converted immediately prior thereto. Any adjustment made pursuant to this Subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)            In case MSPC, after the date hereof, shall issue rights, warrants or options entitling the recipients thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Conversion Price for the New Convertible Note then in effect, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect for immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance), plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered to subscription or purchase) would purchase at the Conversion Price then in effect, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance) plus the number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered for subscription or purchase are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holder of the New Convertible Note to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than the Conversion Price then in effect and in determining the aggregate offering price of such shares of Common Stock (or conversion price of such convertible securities), there shall be taken into account any consideration received by MSPC for such rights, warrants or options (and for such convertible securities), the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of MSPC (which determination shall be conclusive). If at the end of the period during which such warrants, rights or options are exercisable not all of such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to the Conversion Price which would have been in effect based on the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issuable) upon conversion of the convertible securities.

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(iii)          In case MSPC, after the date of the New Convertible Note, shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of MSPC and dividends or distributions payable in stock for which adjustment is made pursuant to Subsection (i) of this Section 5(d) or rights, warrants or options to subscribe for or purchase securities of MSPC (excluding those referred to in Subsection (ii) of this Section 5(d), then in each such case, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price for such New Convertible Note then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of MSPC, which determination shall be conclusive) of the portion of the capital stock or the evidences of indebtedness or the assets so distributed to the holder of one share of Common Stock or of such subscription rights, warrants or options applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, rights or options described in this Subsection (iii) are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, rights or options actually exercised.

(iv)          Notwithstanding anything in subsection (ii) or (iii) of this Section 5(d) to the contrary, with respect to any rights, warrants or options covered by Subsection (ii) or (iii) of this Section 5(d), if such rights, warrants or options are exercisable only upon the occurrence of specified events, then for purposes of this Section 5(d), such rights, warrants or options shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by subsection (ii) or (iii) of this Section 5(d) shall not be made until such events occur and such rights, warrants or options become exercisable.

(v)            In case MSPC, after the date of the New Convertible Note, shall issue shares of its Common Stock (excluding those rights, warrants, options, shares of capital stock or evidences of its indebtedness or assets referred to in subsection (ii) or (iii) of this Section 5(d)) at a net price per share less than the Conversion Price on the date that MSPC fixes the offering price of such additional shares, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Conversion Price then in effect and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. This Subsection (v) shall not apply to Common Stock issued to any employee, officer or director of MSPC under a bona fide employee or director benefit plan adopted by MSPC and approved by the stockholders of MSPC.

(vi)          In any case in which this Section 5(d) shall require that an adjustment be made immediately following a record date or an effective date, MSPC may elect to defer (but only until five Business Days following the mailing by MSPC to the holder of New Convertible Note of the certificate required by subsection (viii) of this Section 5(d), issuing to the holder of the New Convertible Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment.

(vii)        No adjustment in the Conversion Price of the New Convertible Note shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(d) shall be made to the nearest one hundredth of one cent.

(viii)      Whenever the Conversion Price is adjusted as provided in this Section 5, MSPC will promptly mail to the holder of the New Convertible Note a certificate of MSPC’s Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

(ix)          Irrespective of any adjustment or change in the Conversion Price and the number of Shares actually purchasable under the New Convertible Note, a New Convertible Note thereafter issued in replacement of New Convertible Note surrendered upon the partial conversion of such New Convertible Note may continue to express the Conversion Price per Share thereunder as the Conversion Price per Share as set forth in such New Convertible Note when initially issued.

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(e)       Consolidation or Merger. If MSPC shall at any time consolidate or merge with or into another corporation, (i) MSPC shall give at least five (5) days’ prior written notice to the Holder of such consolidation or merger and the terms thereof and (ii) the holder of a New Convertible Note shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of Shares then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger. MSPC shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the New Convertible Note including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. The sale of all or substantially all of the assets of MSPC shall be deemed a consolidation or merger for the foregoing purposes.

(f)       Taxes on Conversion. The issuance of certificates for Shares upon the conversion of New Convertible Note shall be made without charge to the Holder for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of the New Convertible Note; provided, however, that MSPC shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder and MSPC shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to MSPC the amount of such tax or shall have established to the satisfaction of MSPC that such tax has been paid.

(g)       Prepayment. MSPC shall have no right to prepay the New New Convertible Note, unless Holder defaults in its covenant under Section 4(b)(2), in which event, MSPC may prepay the New Convertible Note, in whole or in part, the New Convertible Note, upon ten (10) days’ Notice of any such prepayment. During such 10-day period, the Holder’s rights in respect of conversion shall be unaffected by the giving of such Notice. Prepayments shall be applied first to accrued interest and then to principal.

6.       Pledge Agreement. The Pledge Agreement, dated August 13, 2012, by and between MSPC and Holder, as amended, is hereby terminated.

7. Miscellaneous

(a)       Specific Enforcement; Consent to Jurisdiction. (a) MSPC and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the conversion obligations of MSPC under the New Convertible Note were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of such provisions and such conversion obligations and to enforce them specifically, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)        Governing Law; Jurisdiction; Legal Fees. This Agreement and the New Convertible Note shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to its choice of law provisions. MSPC and the Holder each (i) hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of Florida for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the New Convertible Note and the transactions contemplated hereby or thereby, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. MSPC and the Holder each consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Subsection shall affect or limit any right to serve process in any other manner permitted by law. MSPC and the Holder hereby agree that the prevailing party in any suit, action or proceeding relating to this Agreement or the New Convertible Note shall be entitled to reimbursement for reasonable legal fees and expenses from the non-prevailing party.

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(c)       Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither MSPC nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by MSPC and the Holders.

(d)       Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder or under the New Convertible Note (a “Notice”) shall be written and unless a specific method for giving a Notice is specified in any other provision of this Agreement, shall be personally delivered (to MSPC’s president if Notice is given to it and to Richard S. Astrom if Notice is given to him), transmitted by email to the e-mail address for the recipient specified below in this Subsection (d) or sent by a recognized courier service to the physical address specified below, with all courier fees (but not customs duties) prepaid. Any such Notice shall be effective (a) if personally delivered, upon its delivery, (b) if transmitted by email, at 8:00 a.m., Miami time, on the next business day thereafter or (c) if sent by courier, on the business day next following the delivery date shown in the courier’s proof of delivery, but not more than four business days after the Notice is delivered to the courier. The e-mail and physical addresses for Notices shall be:

If to MSPC:

Mail or Courier:

Metrospaces, Inc.

888 Brickell Key Drive, Suite 1102

Miami, Florida 33131

Attn: President

Email:

oscar.brito@metrospaces.net

If to the Holder:

Mail or Courier:

Richard S. Astrom

11415 NW 123d Lane

Reddick, FL 32686

Email: r_astrom@me.com

Either party hereto may from time to time change its physical or e-mail address for notices by giving at least ten (10) days’ written notice of such changed address to the other party hereto; provided, however, that such physical address shall not be outside the continental United States.

(e)       Waiver. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement or the New Convertible Note shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(f)       Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

(g)       Successors and Assigns. This Agreement and the New Convertible Note shall be binding upon MSPC and its successors and assigns and shall inure to the benefit of the Holder and Holder’s heirs, executors, administrators and permitted assigns. The Holder may assign the New Convertible Note or grant interests therein in whole or in part and the Shares or any of them without the consent of MSPC and each such assignee shall be entitled to the benefit of this Agreement, provided that MSPC shall have received an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to MSPC) that such assignment has been made pursuant to an exemption from registration under the Securities Act of 1933.

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(h)       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)       Construction. This Agreement and the New Convertible Note shall not be interpreted or construed with any presumption against any party by reason of its having caused such instrument to be drafted.

(j)       Survival. The representations and warranties of the Holder and MSPC set forth in Sections 2 and 3, respectively, shall survive the execution and delivery hereof for one (1) year, except that the representations and warranties of MSPC set forth in Section 3(e) shall survive indefinitely. All of the agreements and covenants of MSPC set forth herein shall survive indefinitely.

(k)       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered (including by facsimile and/or by photocopy) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

(l)       Severability. The provisions of this Agreement and the New Convertible Note are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of such provisions or part of such provisions contained shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the New Convertible Note and this Agreement and the New Convertible Note shall be construed as if such invalid or illegal or unenforceable provision, or part of such provision, would be valid, legal and enforceable to the maximum extent possible.

(m)       Further Assurances. From and after the date of this Agreement, upon the request of the Holder or MSPC, MSPC and the Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or agents as of the date first above written.

/s/ Richard S. Astrom METROSPACES, INC.

Richard S. Astrom

By: /s/ Oscar Brito

Oscar Brito

President

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